Exhibit 99.1
Press Release
Contact:
Charles F. Cargile, 949/863-3144
Newport Corporation, Irvine, CA
investor@newport.com
or
Dan Peoples, 858/552-8146
Makinson Cowell (US)
NEWPORT CORPORATION REPORTS
FOURTH QUARTER AND FULL YEAR 2008 RESULTS
Irvine, California — February 3, 2009 — Newport Corporation (NASDAQ: NEWP) today reported financial results for its fourth quarter and fiscal year ended January 3, 2009, and its outlook for the first quarter of 2009.
Sales and Orders
     Sales in the fourth quarter of 2008 totaled $107.4 million, a decrease of 9.0% compared with the $118.0 million recorded in the fourth quarter of 2007. Sales for the full year of 2008 totaled $445.3 million, approximately equal to the $445.2 million recorded in the full year of 2007.
     New orders received in the fourth quarter of 2008 totaled $99.6 million, a decrease of 23.5% compared with the $130.2 million received in the fourth quarter of 2007. New orders received in the full year of 2008 totaled $439.1 million, a decrease of 6.5% compared with the $469.4 million received in the full year of 2007.

          The company’s sales and orders by end market were as follows:

					Percentage Change
	Three Months Ended		Year Ended		vs. Prior Period
	January 3,	December 29,	January 3,	December 29,	Fourth Qtr	Fiscal Year
(In thousands)	2009	2007	2009	2007	2008	2008

Sales by End Market

Scientific research, aerospace and defense/security	$42,764	$43,895	$151,835	$152,090	(2.6%)	(0.2%)
Microelectronics	26,141	31,158	130,968	127,974	(16.1%)	2.3%
Life and health sciences	20,630	22,218	85,150	84,927	(7.1%)	0.3%
Industrial manufacturing and other	17,868	20,757	77,383	80,206	(13.9%)	(3.5%)

Total	$107,403	$118,028	$445,336	$445,197	(9.0%)	0.0%

Orders by End Market

Scientific research, aerospace and defense/security	$42,955	$40,347	$153,493	$151,250	6.5%	1.5%
Microelectronics	17,592	41,150	122,325	148,733	(57.2%)	(17.8%)
Life and health sciences	24,782	25,444	91,769	88,428	(2.6%)	3.8%
Industrial manufacturing and other	14,265	23,267	71,487	81,026	(38.7%)	(11.8%)

Total	$99,594	$130,208	$439,074	$469,437	(23.5%)	(6.5%)

Notes:

1.	Sales and orders from semiconductor equipment and solar cell manufacturing customers are included in the company’s Microelectronics end market.

2.	Certain prior period amounts have been reclassified to conform to the current period presentation.
The company noted the following regarding its sales and orders results:
•	Orders from customers in the company’s Scientific Research, Aerospace and Defense/Security (“Research”) and Life and Health Sciences markets were relatively strong in the fourth quarter of 2008. In particular, the $43.0 million of orders from the Research market represented the highest quarterly level ever recorded by the company. Newport’s broad product portfolio and responsive customer support continue to appeal to customers in this market.

•	Fourth quarter sales to and orders from solar cell manufacturing customers, which are included in the company’s Microelectronics market, were $5.9 million and $3.3 million, respectively, reflecting the company’s continuing penetration of this industry. For the full year of 2008, sales to these customers were $21.0 million, compared with $9.3 million in 2007, and new orders from customers in this industry were $33.6 million, compared with $13.3 million in 2007.

•	Fourth quarter sales to and orders from semiconductor equipment customers, which are also included in the company’s Microelectronics market, were both down significantly, reflecting the worsening downturn in this industry. Sales to these customers were down 13.3% compared sequentially with the third quarter of 2008 and 26.7% compared with the prior year period, and orders were down 21.8% sequentially and 65.3% on a year-over-year basis.

•	Fourth quarter sales to and orders from customers in the Industrial Manufacturing and Other markets were down 13.9% and 38.7%, respectively, compared with the prior year period, reflecting the overall weakness in these markets.
GAAP Net Loss
     When calculated in accordance with generally accepted accounting principles (GAAP), Newport reported a net loss in the fourth quarter of 2008 of $140.7 million, or $3.91 per share, compared with net income of $25.1 million, or $0.67 per diluted share, in the fourth quarter of 2007. For the full year of 2008, on a GAAP basis, Newport reported a net loss of $140.9 million, or $3.90 per share, compared with net income of $43.9 million, or $1.12 per diluted share, in the full year of 2007. The net loss for the fourth quarter and full year of 2008 was due primarily to previously announced charges of $119.9 million to record the impairment of goodwill and other intangible assets related to the company’s Lasers Division and $24.5 million of income tax expense related to the re-establishment of the valuation allowance against the company’s U.S. deferred tax asset and the recognition of other tax liabilities related to indefinite-lived intangible assets.
Non-GAAP Net Income (Loss)
     On a non-GAAP basis, which excludes a number of income and expense items that management considers to be outside of the company’s core operating results, Newport would have reported a net loss in the fourth quarter of 2008 of $2.1 million, or $0.06 per share, compared with net income of $5.3 million, or $0.14 per diluted share, in the fourth quarter of 2007. For the full year of 2008, on a non-GAAP basis, Newport would have reported net income of $6.3 million, or $0.17 per diluted share, compared with net income of $24.0 million, or $0.61 per diluted share, in the full year of 2007.
     A table detailing the items excluded from the non-GAAP results and reconciling such non-GAAP results with the company’s GAAP net income (loss) and GAAP net income (loss) per diluted share for the fourth quarter and full year of 2007 and 2008 is provided following the statements of operations included in this release.
Business Outlook
     Robert J. Phillippy, president and chief executive officer, stated, “We are in the midst of very uncertain times at the macroeconomic level and face challenging conditions in certain of our end markets, which we do not expect to improve in the near term. In the first quarter of 2009, we expect to experience continued weakness in our Microelectronics market, particularly in the semiconductor equipment area, and in our Industrial Manufacturing market. In addition, we expect sales to and orders from our Research market to be lower than the fourth quarter levels, consistent with the normal seasonal pattern in this market.”
     Mr. Phillippy continued, “We have moved aggressively to reduce our operating costs and to strengthen our balance sheet. We are meeting the milestones in our profit improvement initiatives announced in September 2008, and expect to achieve 2009 savings in excess of the $11 to $14 million announced at that time. We are also very focused on strengthening our balance sheet through effective working capital management and financing activities. During the fourth quarter of 2008, we generated approximately $14 million in cash from operations and $7 million from the sale of a building, which enabled us to improve our capital structure by retiring $28 million of our convertible subordinated notes at approximately a 40% discount. We believe that this combination of cost reduction actions and effective working capital management will generate earnings leverage as business conditions improve.” Mr. Phillippy concluded, “As we enter 2009, Newport is beginning to realize the benefits of the major investments we have made over the past few years to upgrade our operations and improve our business model. These include the opening of our new manufacturing facility in China, our company-wide implementation of SAP, expanded product development and marketing to serve the solar cell manufacturing industry, and cost reduction initiatives. We are weathering this challenging business climate, while building on our strong brand equity, deep talent pool, market diversification and strong intellectual property portfolio. We firmly believe that Newport will emerge from the current economic downturn with an enhanced leadership position in the photonics industry.”

ABOUT NEWPORT CORPORATION
     Newport Corporation is a leading global supplier of advanced-technology products and systems to customers in the scientific research, microelectronics, aerospace and defense/security, life and health sciences and precision industrial manufacturing markets. Newport’s innovative solutions leverage its expertise in high-power semiconductor, solid-state and ultrafast lasers, photonics instrumentation, sub-micron positioning systems, vibration isolation, optical components and subsystems and precision automation to enhance the capabilities and productivity of its customers’ manufacturing, engineering and research applications. Newport is part of the Standard & Poor’s SmallCap 600 Index and the Russell 2000 Index.
INVESTOR CONFERENCE CALL
     Robert J. Phillippy, president and chief executive officer, and Charles F. Cargile, senior vice president, chief financial officer and treasurer, will host an investor conference call today, February 3, 2009, at 5:00 p.m. Eastern time (2:00 p.m. Pacific time) to review the company’s results for the fourth quarter and full year of 2008 and its business outlook. The call will be open to all interested investors through a live audio web broadcast via the Internet at www.newport.com/investors and www.earnings.com. The call also will be available to investors and analysts by dialing (866) 454-4204 within the U.S. and Canada or (913) 312-6697 from abroad.
     The webcast will be archived on both websites and can be reached through the same links. A telephonic playback of the conference call also will be available by calling (888) 203-1112 within the U.S. and Canada or (719) 457-0820 from abroad. Playback will be available beginning at 8:00 p.m. Eastern time on Tuesday, February 3, 2009, and continue through 8:00 p.m. Eastern time on Tuesday, February 10, 2009. The replay passcode is 1254406.

SAFE HARBOR STATEMENT
This news release contains forward-looking statements, including without limitation statements regarding anticipated macroeconomic conditions, expected conditions in the company’s primary end markets, expected sales and orders in the first quarter of 2009, the expected impact of the company’s cost reduction actions, working capital management and operational investments on its future profitability, and the company’s expectation regarding its future business prospects. Without limiting the generality of the foregoing, words such as “may,” “will,” “expect,” “believe,” “anticipate,” “intend,” “could,” “estimate” or “continue” or the negative or other variations thereof or comparable terminology are intended to identify forward-looking statements. In addition, any statements that refer to expectations, projections or other characterizations of future events or circumstances are forward-looking statements. Assumptions relating to the foregoing involve judgments and risks with respect to, among other things, the strength of business conditions in the industries Newport serves, particularly the semiconductor industry; Newport’s ability to successfully penetrate and increase sales to its targeted end markets, particularly to photovoltaic customers and the life and health sciences market; the levels of private and governmental research funding worldwide; potential order cancellations and push-outs; potential product returns; future economic, competitive and market conditions, including those in Europe and Asia and those related to its strategic markets; whether its products will continue to achieve customer acceptance; and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond the control of Newport. Certain of these judgments and risks are discussed in more detail in Newport’s Annual Report on Form 10-K for the year ended December 29, 2007. Although Newport believes that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove inaccurate and, therefore, there can be no assurance that the results contemplated in forward-looking statements will be realized. In light of the significant uncertainties inherent in the forward-looking information included herein, the inclusion of such information should not be regarded as a representation by Newport or any other person that Newport’s objectives or plans will be achieved. Newport undertakes no obligation to revise the forward-looking statements contained herein to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.
###

Newport Corporation
Consolidated Statements of Operations
(Unaudited)

	Three Months Ended		Year Ended
	January 3,	December 29,	January 3,	December 29,
(In thousands)	2009	2007	2009	2007
Net sales	$107,403	$118,028	$445,336	$445,197
Cost of sales	69,619	71,751	274,542	259,636

Gross profit	37,784	46,277	170,794	185,561

Selling, general and administrative expenses	30,430	28,941	118,518	116,476
Research and development expense	10,943	11,354	46,068	42,570
Impairment charges	119,944	—	119,944	—

Operating income (loss)	(123,533)	5,982	(113,736)	26,515

Write-down of note receivable and other amounts related to previously discontinued operations, net	(723)	—	(7,040)	—
Write-down of minority interest investment	(2,890)	—	(2,890)	—
Gain on extinguishment of debt	10,659	—	10,659	—
Gain on sale of building	2,504	—	2,504	—
Interest and other income (expense), net	(353)	(212)	(1,891)	137

Income (loss) before income taxes	(114,336)	5,770	(112,394)	26,652

Income tax provision (benefit), net	26,401	(19,355)	28,545	(17,229)

Net income (loss)	$(140,737)	$25,125	$(140,939)	$43,881

Net income (loss) per share:
Basic	$(3.91)	$0.68	$(3.90)	$1.14
Diluted	$(3.91)	$0.67	$(3.90)	$1.12

Shares used in the computation of net income (loss) per share:
Basic	36,007	36,935	36,155	38,479
Diluted	36,007	37,240	36,155	39,058

Other operating data:
New orders received during the period	$99,594	$130,208	$439,074	$469,437
Backlog at the end of period scheduled to ship within 12 months			$115,169	$126,439

Newport Corporation
Reconciliation of Non-GAAP Financial Measures
(Unaudited)

	Three Months Ended		Year Ended
	January 3,	December 29,	January 3,	December 29,
(In thousands)	2009	2007	2009	2007
Net income (loss):
Net income (loss) — GAAP	$(140,737)	$25,125	$(140,939)	$43,881
Impairment of goodwill and intangible assets	119,944	—	119,944	—
Re-establishment (release) of deferred tax asset valuation allowance	19,848	(19,848)	19,848	(19,848)
Tax liability related to indefinite-lived intangible assets	4,605	—	4,605	—
Write-down of minority interest investment	2,890	—	2,890	—
Costs relating to profit improvement actions	2,554	—	4,721	—
Income tax provision on non-GAAP adjustments	940	—	741	—
Write-down of note receivable and other amounts related to previously discontinued operations, net	723	—	7,040	—
Other costs, primarily legal fees associated with recovery of assets related to previously discontinued operations	317	—	586	—
Gain on extinguishment of debt	(10,659)	—	(10,659)	—
Gain on sale of building	(2,504)	—	(2,504)	—

Total non-GAAP adjustments, net of tax	138,658	(19,848)	147,212	(19,848)

Non-GAAP net income (loss)	$(2,079)	$5,277	$6,273	$24,033

Net income (loss) per diluted share:
Net income (loss) — GAAP	$(3.91)	$0.67	$(3.90)	$1.12
Total non-GAAP adjustments	3.85	(0.53)	4.07	(0.51)

Non-GAAP net income (loss) per diluted share	$(0.06)	$0.14	$0.17	$0.61

Management considers the items excluded from these non-GAAP measures as shown above to be outside of the company’s core operating results. As such, the amounts have been excluded with the intent of providing investors with a more complete understanding of the company’s underlying operational results and a more meaningful basis for comparison with the company’s historical and expected financial results. The presentation of this additional information is not meant to be considered in isolation or as a substitute for the company’s financial measures prepared in accordance with GAAP.

Newport Corporation
Consolidated Balance Sheets
(Unaudited)

	January 3,	December 29,
(In thousands)	2009	2007
ASSETS
Current assets:
Cash and cash equivalents	$74,874	$88,737
Marketable securities	73,546	55,127
Accounts receivable, net	75,258	87,606
Notes receivable, net	6,610	3,821
Inventories	98,833	113,969
Deferred income taxes	7,504	6,248
Prepaid expenses and other current assets	10,740	13,603

Total current assets	347,365	369,111

Property and equipment, net	60,245	61,872
Goodwill	68,540	174,197
Deferred income taxes	2,555	16,932
Intangible assets, net	26,696	46,171
Investments and other assets	13,770	21,664

	$519,171	$689,947

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Short-term obligations	$14,089	$12,402
Accounts payable	24,636	33,319
Accrued payroll and related expenses	21,827	23,096
Accrued expenses and other current liabilities	29,258	24,598

Total current liabilities	89,810	93,415

Long-term debt	150,307	175,000
Obligations under capital leases, less current portion	1,220	1,381
Accrued pension liabilities	10,652	10,740
Other liabilities	16,594	4,966

Stockholders’ equity	250,588	404,445

	$519,171	$689,947